Exhibit 5.1

February 8, 2006

NightHawk Radiology Holdings, Inc.

250 Northwest Boulevard, Suite 202

Coeur d’Alene, Idaho 83814

Re:	Registration Statement on Form S-1

Ladies and Gentlemen:

In connection with the registration pursuant to Rule 462(b) under the Securities Act of 1933, as amended, of up to 575,000 shares of Common Stock, par value $0.001 per share (the “Shares”) of NightHawk Radiology Holdings, Inc., a Delaware corporation (the “Company”), we have examined originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records, certificates of public officials and other instruments as we have deemed necessary for the purposes of rendering this opinion. This opinion is in addition to our opinion that was filed as Exhibit 5.1 to the Company’s Registration Statement on Form S-1 (File No. 333-128820) (the “Initial Registration Statement”), which Initial Registration Statement is incorporated by reference into the registration statement relating to the Shares (the “Registration Statement”) pursuant to Rule 462(b) under the Act.

In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity with the originals of all documents submitted to us as copies.

Based upon the foregoing, we are of the opinion that the Shares, when issued and sold in the manner described in the Registration Statement and in accordance with the resolutions adopted by the Board of Directors of the Company, will be legally and validly issued, fully paid and nonassessable.

We consent to the use of this opinion as an exhibit to the Registration Statement, and we consent to the reference of our name wherever appearing in the Registration Statement, including the Prospectus constituting a part thereof, and any amendments thereto.

Very truly yours,

/s/ WILSON SONSINI GOODRICH & ROSATI
WILSON SONSINI GOODRICH & ROSATI
Professional Corporation